As filed with the Securities and Exchange Commission on June 5, 2017

Registration No. 333-213756

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

POST EFFECTIVE AMENDMENT NO. 1
TO REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

SAEXPLORATION HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-4867100 (I.R.S. Employer Identification No.)

1160 Dairy Ashford Road, Suite 160 Houston, Texas (Address of principal executive offices)	77079 (Zip Code)

SAEXPLORATION HOLDINGS, INC.
2016 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Brent Whiteley
Chief Financial Officer, General Counsel and Secretary
SAExploration Holdings, Inc.
1160 Dairy Ashford Road, Suite 160
Houston, Texas 77079
(281) 258-4400
(Name, address and telephone number of agent for service)

Copies to:
Carol Glendenning, Esq.
Strasburger & Price, LLP
901 Main Street, Suite 6000
Dallas, Texas 75202
(214) 651-4300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

SAExploration Holdings, Inc., a Delaware corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 23, 2016, File No. 333-213756 (the “2016 Form S-8”), with respect to shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the SAExploration Holdings, Inc. 2016 Long-Term Incentive Plan (the “2016 Long-Term Incentive Plan”). A total of 1,038,258 shares of Common Stock were registered for issuance under the 2016 Form S-8.

On May 8, 2017, holders of a majority of the shares of Common Stock adopted resolutions by written consent, in lieu of a meeting of stockholders, to approve SAExploration Holdings, Inc.’s Amended and Restated 2016 Long-Term Incentive Plan (the “Amended and Restated Plan”), which combines, amends, and restates (i) the 2016 Long-Term Incentive Plan, and (ii) the Company’s 2013 Non-Employee Director Share Incentive Plan (as amended, the “2013 Non-Employee Director Plan”). The Amended and Restated Plan became effective twenty calendar days after an Information Statement on Schedule 14C was sent or given to the Company’s stockholders, or on May 30, 2017.

No future awards will be made under the 2016 Long-Term Incentive Plan. According to the terms of the Amended and Restated Plan, the shares of Common Stock that were available for grant under the 2016 Long-Term Incentive Plan, but not actually subject to outstanding awards, as of May 30, 2017 are available for issuance under the Amended and Restated Plan. The total number of shares of Common Stock available for grant under the 2016 Long-Term Incentive Plan, but not actually subject to outstanding awards, on May 30, 2017 was 415,304 (the “Carryover Shares”). Those 415,304 shares are hereby deregistered. The 2016 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the Amended and Restated Plan, including but not limited to the Carryover Shares.

There may be shares of Common Stock registered in connection with the 2016 Long-Term Incentive Plan that are represented by awards under the 2016 Long-Term Incentive Plan that, after May 30, 2017, are forfeited, expire, are cancelled without delivery of shares, or otherwise result in the return of shares to the Company. The Company may periodically file additional post-effective amendments to the 2016 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the Amended and Restated Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 5, 2017.

SAEXPLORATION HOLDINGS, INC.

By: /s/ Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and
Secretary
(Principal Financial Officer and Principal
                                Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Jeff Hastings	Chief Executive Officer and Chairman of the Board and Director (Principal Executive Officer)	June 5, 2017
Jeff Hastings

*	Chief Operating Officer and Director	June 5, 2017
Brian Beatty

/s/ Brent Whiteley	Chief Financial Officer, General Counsel and Secretary (Principal Financial Officer and Principal Accounting Officer)	June 5, 2017
Brent Whiteley

*	Director	June 5, 2017
L. Melvin Cooper

*	Director	June 5, 2017
Gary Dalton

*	Director	June 5, 2017
Michael Faust

*	Director	June 5, 2017
Michael Kass

*	Director	June 5, 2017
Jacob Mercer

* The undersigned does hereby sign this Post-Effective Amendment No. 1 on Form S-8 Registration Statement on behalf of the above indicated director or officer of SAExploration Holdings, Inc. pursuant to a power of attorney executed by such director or officer.
/s/ Brent Whiteley
Brent Whitley, Attorney-in-Fact

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